PROSPECTUS SUPPLEMENT
(To Prospectus Supplement dated September 17, 1997 and
Prospectus dated September 6, 1991)


                                  40,000 Shares

                          DELPHI FINANCIAL GROUP, INC.

                              Class A Common Stock

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          Charles P O'Brien, one of the Selling Shareholders referred to in the accompanying Prospectus and Prospectus Supplement, has advised Delphi Financial Group, Inc. (the "Company") that he intends to offer for sale up to 40,000 shares of Class A Common Stock, $.01 par value per share (the "Class A Common Stock"). As of February 12, 1998, Mr. O'Brien beneficially owned 168,446 shares of Class A Common Stock. After completion of the offering, Mr. O'Brien will own 128,446 shares of Class A Common Stock. All of the shares offered hereby are being sold by Mr. O'Brien. Consequently, the Company will receive no cash proceeds from the sale of the Common Stock offered hereby. The Class A Common Stock is listed on the New York Stock Exchange under the symbol "DFG." On February 11, 1998, the last sale price of the Class A Common Stock, as reported by the New York Stock Exchange, was $44.375 per share.

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          The date of this Prospectus Supplement is February 13, 1998.